Exhibit 99.1

FINAL—For release 03/01/05

International Shipping Enterprises, Inc. Enters Into Agreement For Acquisition of Navios Maritime Holdings Inc.

NEW YORK (March 1, 2005) — International Shipping Enterprises, Inc. (“ISE”) (OTCBB: ISHPU.OB, ISHP.OB, ISHPW.OB) and the shareholders of privately held Navios Maritime Holdings Inc. (“Navios”) announced today that they have entered into a definitive stock purchase agreement pursuant to which Navios and its subsidiaries will be acquired by ISE. It is intended that, immediately following the acquisition, ISE will change its name to Navios. Under the terms of the agreement, all of the equity of Navios will be purchased for approximately $607.5 million in cash, subject to certain adjustments at closing.

Navios was founded 50 years ago and today is headquartered in South Norwalk, Connecticut, and maintains offices in Piraeus, Greece, and Montevideo, Uruguay. It is one of the leading global brands in seaborne shipping, specializing in the worldwide carriage, trading, storing and the related logistics of international bulk cargoes. Navios’s fleet carries a wide range of cargoes including iron ore, coal, grain, minor bulks (such as cement and fertilizer) and steel products. From time to time over the past two years, Navios has deployed as many as 75 vessels.

Navios’s core fleet consists of a total of 28 vessels. Six modern Ultra-Handymax vessels are owned by Navios. The 22 long-term time chartered vessels include 15 vessels that are currently in operation and the remaining seven are scheduled for delivery at various times over the next two years. All of these vessels are either Panamax (70,000-83,000 dwt) or Ultra-Handymax (50,000-55,000 dwt). Navios has options to acquire 13 of the time chartered vessels. The owned vessels have a substantial net asset value and the vessels controlled under the in-charters are at rates well below the market. The purchase options on many vessels in Navios’s fleet are also substantially “in the money.” The average age of the Navios’s fleet is 3.5 years.

Navios has strong commercial relationships with freight customers and trading houses in Asia and significant visibility into worldwide commodity flows through physical shipping operations and terminal operations in Uruguay. As a result, Navios has strong risk management capabilities. Navios also owns and operates a bulk terminal in Uruguay. While a relatively small portion of Navios’s overall enterprise, the terminal is a highly attractive, stable business with strong growth prospects.

Set forth below are certain financial data (determined in accordance with International Financial Reporting Standards) for Navios for 2004 and 2003:

Selected Audited Financial Data at December 31

(in thousands $)

	2004	2003
Balance Sheet:
Cash and cash equivalents	50,271	27,735
Total borrowing	50,506	113,378	(1)

Statement of Income:
Total revenue	333,548	227,926
Net income	127,788	62,451

EBITDA	136,343	75,394

(1)	Includes $15,189 of redeemable preferred stock which was redeemed in 2004.

“I am very pleased to bring to the ISE stockholders this acquisition,” said Angeliki Frangou, Chairman and CEO of ISE. “Navios has established a globally recognized brand name in the highly fragmented drybulk market. The combination of ISE and Navios would create a platform for consolidation within this market consistent with ISE’s vision of expanding in the Panamax and Handymax sectors.”

Ms. Frangou also stated “I believe that this acquisition should enable ISE to capitalize on the strong underlying fundamentals in the drybulk industry. China, India and Brazil continue to be drivers of growth, and we expect these drivers to continue for the remainder of this decade. Restricted new drybulk building deliveries through 2008 and transportation bottlenecks due to a long term under-investment in global transportation infrastructure are bullish for the drybulk industry.”

Anthony R. Whitworth, President and CEO of Navios said, “with 50 years of history behind us, and a record of excellence in all areas of operation, Navios and its employees are excited about the business combination with ISE. We believe that the next phase of history will bring the enlarged Navios ever greater success.”

The closing of the acquisition is subject to customary closing conditions, including ISE stockholder approval. Angeliki Frangou, the Chairman, Chief Executive Officer, President and a principal shareholder of ISE has indicated that if stockholder approval for the acquisition is not obtained, she is prepared to acquire Navios individually or through one of her affiliated companies. It is intended that, subject to stockholder approval, ISE will reincorporate as a Marshall Islands company by means of a merger with the newly acquired Navios.

After the closing, Ms. Frangou will be the Chief Executive Officer and Chairman of the Board of Directors of the combined company.

ISE was represented in this transaction by Sunrise Securities Corp. of New York, New York, HSH Gudme Corporate Finance GmbH, of Hamburg, Germany and Investments & Finance Ltd of Piraeus, Greece. Navios was represented by Lazard.

ISE stockholders are urged to read ISE’s public filings regarding obtaining stockholder approval and the proposed transaction when they become available, because they will contain important information. ISE stockholders will be able to obtain a free copy of such filings, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to ISE, 1225 Franklin Avenue, Suite 325, Garden City, New York, New York 11530.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about ISE, Navios and their combined business after completion of the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ISE’s and Navios’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of ISE stockholders to approve the stock purchase agreement and the transactions contemplated thereby; the number and percentage of ISE stockholders voting against the acquisition; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Navios is engaged; demand for the services that Navios provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in ISE’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the period ended December 31, 2004. The information set forth herein should be read in light of such risks. Neither ISE or Navios assume any obligation to update the information contained in this press release.

Public & Investor Relations Contact:

International Shipping Enterprises, Inc.

Investor Relations

212-279-8820

info@ishpu.com